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                                                                   EXHIBIT 10.1

                               SEVERANCE AGREEMENT



                                     between



Collins & Aikman Automotive Holding GmbH

represented by its Managing Director Thomas E. Evans

                                              - hereinafter called "Company" -
                                                ----------------------------


                                       and


Mr. Brain Batey

residing at [...]
                                              - hereinafter called "Mr. Batey" -
                                                ------------------------------


                                    SECTION 1
                                   TERMINATION

1.1. The parties agree that all service and employment relationships between Mr. Batey and the Company or any of the other entities of Collins & Aikman Corp. shall expire with the effect of 28 February 2002.

1.2. Mr. Batey shall resign as Managing Director of the Company as well as of any other entity of Collins & Aikman Corp. he is appointed as Managing Director or any other position as legal representative by the signing date of this contract.




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                                    SECTION 2
                                SEVERANCE PAYMENT

2.1. Pursuant to sections 9 and 10 of the Act Against Unlawful Dismissal Mr. Batey shall receive a severance payment of GBP 350,000 gross to compensate him for the loss of his job. Any taxes regarding the aforementioned payments shall be borne by Mr. Batey.

2.2. Additionally the Company shall pay Mr. Batey voluntary pension contributions in the total amount of euro 31,060 net off income tax pursuant to the INPDAI Pension Scheme for Managers in Italy.

2.3. All payments shall be made by 15 March 2002, but not before the competent tax authorities has given binding information to the Company on the legal obligation of the withholding taxes from this payments (Lohnsteueranfrage). The Parties acknowledge that they will cooperate in achieving the aforesaid binding information of the competent tax authorities. In the case the German tax authorities find withholding taxes to be paid, the agreement will need to be re-negotiated.


                                    SECTION 3
                          REFERENCE AND SERVICE RECORDS

3.1. Mr. Batey shall receive a qualified reference ("qualifiziertes Zeugnis") after signing this agreement.

3.2. Upon expiration of his service contract, Mr. Batey's service records (tax card, social security book), which have been duly filled out, shall be returned to him.


                                    SECTION 4
                                    VACATION

         The Company shall pay Mr. Batey any unused vacation entitlement for the years 2001 and 2002 21.5 days.




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                                                                             -3-

                                    SECTION 5
                           CONFIDENTIALITY OBLIGATION

5.1. Mr. Batey shall keep strictly confidential any business and trade secrets, in particular any confidential information, know how, technology, business and/or market information and processes, formulae, packaging, manufacturing processes and methods and organization, customer documents and lists, orders, invoices, pricing methods, sales, technical documents even after his service contract expires. This obligation also applies towards former colleagues.

5.2. Pursuant to Section 5 Federal Data Protection Act ("BDSG") Mr. Batey is also obliged to keep any data secret. Accordingly, he is not permitted to use, pass on or make available any protected personal data other than for the rightful purpose for which it was intended. Pursuant to
         Section 44 Federal Data Protection Act any violation of this obligation is an offence.

5.3. Violations of this provision are considered to be a major breach of contract as well as of the service contract and of this separation agreement. In case of a breach of contract Mr. Batey is obliged to pay a contractual penalty of up to an amount of three months' gross wages. Where violations continue, the contractual penalty will be due with every month the violation continues. Additional claims for damages shall remain unaffected.


                                    SECTION 6
                           PROHIBITION OF COMPETITION

6.1. Mr. Batey shall be obliged to honour the post-contractual prohibition of competition pursuant to section 10 of the service contract between Mr. Batey and the Company of 7 June 2000 but he may be allowed to work for a competitor in a non-related business with prior written consent at the sole discretion of the Company not to be unreasonably withheld.

6.2. The parties agree that the compensation for the post-contractual non-competition obligation pursuant to section 10.4 of the service contract of 7 June 2000 amounts to GBP 150,000, which is payable in 12 equal monthly parts, starting at the end of March 2002 and any taxes will be bore by Mr Batey. This amount of pay will split and paid in 12 equal monthly instalments of euro 12,911.42 (equals to euro 154,937) in Italy and GBP 4,753.17 (equals to GBP 57,038) in the UK.


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                                    SECTION 7
                                COMPANY DOCUMENTS

7.1. Mr. Batey shall return any documents, articles, keys, credit cards and equipment belonging to the Company on immediately after signing this agreement.

7.2. At the same time Mr. Batey recognises that he is obliged to delete any stored data and information he may have received during his service relationship if this has not already been returned with the other documents and articles pursuant to paragraph 7.1.

7.3 Mr. Batey is entitled to acquire the company IBM PC, type <...>, and printer, type <...>, he had been using during his service relationship, for the fair market value. This fair market value will be announced by the company on Mr. Batey's request. He has to declare within 14 days following the signing of this agreement whether he likes to acquire the IBM-PC and the printer. If Mr. Batey does not declare to acquire the IBM-PC and printer during the aforementioned notice period, he has to return both items immediately after this notice period expires. Mr. Batey shall be entitled to acquire the IBM-PC and printer after he had returned the respective company PC to have it checked by the EDP-staff for any remaining data and documents relating to the company.

7.4 Mr. Batey has no legal basis for claiming a right of retention to any of these articles and documents.


                                    SECTION 8
                                   COMPANY CAR

8.1. Mr. Batey is obliged to return the company car in good and working order and the car documents and car keys which were made available to him to <name of recipient> at the place of business by, at the latest, 28 February 2003. This private use of the company car shall be granted to Mr. Batey as an additional severance pay (sec.2.1.). Mr. Batey has no legal basis for claiming a right of retention to the company car. All costs and taxes arising from the use of the company car between February 2002 and February 2003 shall be borne by Mr. Batey.

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                                                                               5

8.2. Mr. Batey is entitled to acquire the company car for a fair market value. He shall be entitled to do so until the return date stipulated in paragraph 8.1 above.

8.3 The parties agree that a fair market value of the company car amounts to Euro 33,000 by 28 February 2002. Mr. Batey agrees to acquire the company car by signing this severance agreement. Furthermore, the parties agree that the fair market value price of Euro 33,000 shall be reduced to Euro 25,000 to compensate Mr. Batey for the private use of the company car granted to him until 28 February 2003 in paragraph 8.1 as an additional severance payment added to the severance payment in paragraph 2.1.

8.4 Any taxes regarding the private use of the company car shall be borne by Mr. Batey.


                                    SECTION 9
                                  STOCK OPTIONS

         The parties acknowledge that Mr. Batey has received from Collins & Aikman Corporation 33,334 stock options that are vested and another 33,333 stock options that will be vested on August 2002. The parties agree that Mr. Batey will be entitled to exercise these stock options under the applicable Collins & Aikman Corporation Option Agreement pursuant to the 1994 Employee Stock Option Plan, dated August 1, 2000 and the said 1994 Employee Stock Option Plan of Collins & Aikman Corporation. The parties acknowledge that these stock options are subject only to the Collins & Aikman Corporation Stock Option Agreement of 1 Augsut 2000 and the said 1994 Employee Stock Option Plan and are governed under the laws of theses agreements.


                                   SECTION 10
                           NON-SOLICITATION/NO-HIRING

         The managing Director undertakes for a period of one year from the date of expiry (2 February 2002), not to employ, offer to employ or solicit the employment, of any person just before the date of termination was as a managing director, executive employee, employee or adviser of a group company of Collins & Aikman and with whom the managing director


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                                                                               6


         worked together in the 12 months prior to the date of expiry (whether or not such person would commit any breach of the employment agreement by legal service of the company).



                                   SECTION 11
                              SETTLEMENT OF CLAIMS

         The parties agree that with the fulfilment of the above-mentioned obligations and the proper termination of the service relationship in conformity with the terms of this agreement, any claims to which Mr. Batey may presently be entitled under the terms of his service contract and as a result of its termination - irrespective of the legal grounds on which such claims are based, be they known or unknown -, are hereby settled. All payments under this agreement are granted under the precondition that the Company does not get aware of any criminal offences or irregularities relating to his duties under his service relationship with the Collins & Aikman Group within a period of one year following expiry date. Thus, in such case no further payments under this contract and the service contract shall be made. In addition Mr. Batey has to remit all payments made under this agreement immediately.


                                   SECTION 12
                                SALVATORY CLAUSE

         Should any clause of this agreement be invalid, this shall not affect the validity of the remaining clauses. The parties undertake to replace the invalid clause with a valid clause coming closest to the original, but invalid clause.



              2002, this 6 day of March 2002, this 6 day of March



----------------------------------------          -----------------------------
Collins & Aikman Automotive Holding GmbH          Brian Batey
represented by the Managing Director
Thomas E. Evans